AMENDED AND RESTATED EMPLOYMENT AGREEMENT
This amended and restated employment agreement (the “Agreement”) is entered into by and between Darren Jensen (“you” or “your”) and LifeVantage Corporation, a Colorado corporation, (the “Company”). This Agreement amends, restates and supersedes that certain Employment Agreement between you and the Company dated April 26, 2015 (the “Prior Agreement”). This Agreement has an effective date of December 6, 2016 (the “Effective Date”) and will automatically terminate on the ninetieth (90th) day following the close of the first fiscal year of the Company in which net revenue exceeds $500 million (the “Expiration Date”) unless extended by mutual written agreement of the Company and you on or prior to the Expiration Date. In consideration of the mutual covenants and promises made in this Agreement, you and the Company agree as follows:
1.Position and Responsibilities. As of the Effective Date, you will continue serving as a full-time employee of the Company as the Company’s President and Chief Executive Officer (“PCEO”). You shall report directly to the Company’s Board of Directors (the “Board”). You shall have the duties, responsibilities and authority that are customarily associated with such position and such other senior management duties as may reasonably be assigned by the Board. You will devote your full-time efforts, abilities, and energies to promote the general welfare and interests of the Company and any related enterprises of the Company. You will loyally, conscientiously and professionally do and perform all duties and responsibilities of this position, as well as any other duties and responsibilities as will be reasonably assigned by the Board. At the request of the Company, you will also serve as an officer and/or member of the board of directors of any Company affiliate, without additional compensation. Your primary workplace will be located at the Company’s Utah office, currently located at 9785 S. Monroe Street, Suite 300, Sandy, Utah 84070. Nothing herein shall preclude you from (i) serving, with the prior consent of the Board, as a member of the board of directors or advisory boards (or their equivalents in the case of a non-corporate entity) of non-competing businesses and charitable organizations, (ii) engaging in charitable activities and community affairs, and (iii) managing your personal investments and affairs; provided, however, that the activities set out in clauses (i), (ii) and (iii) shall be limited by you so as not to materially interfere, individually or in the aggregate, with the performance of your duties and responsibilities hereunder.
2.Base Salary. During your employment as PCEO and while this Agreement is in effect, you will be paid an annual base salary of $550,000 (the “Base Salary”) for your services as PCEO, payable in the time and manner that the Company customarily pays its employees and subject to increase or decrease at the discretion of the Board.
3.Bonuses. During your employment as PCEO and while this Agreement is in effect, you will be eligible to participate in the Annual Incentive Compensation (“AIC”) bonus plan as approved by the Board for each fiscal year of the Company. Bonus opportunities awarded under the AIC plan will be earned based on the achievement of objective or subjective criteria established and approved by the Board, which will be communicated to you within sixty (60) days of the start of each fiscal year, and will be measured at the end of each fiscal year (the “Performance Objectives”). Any such bonus shall be paid to you during the first three (3) months of the fiscal year that follows the applicable performance fiscal year. The bonus will be deemed to have been earned on the date of payment of such bonus and you must remain an employee of the Company through the date of payment in order to receive the bonus. Your target bonus and maximum bonus under the AIC plan will be equal to 82% and 150%, respectively, of your Base Salary as in effect on the last day of each fiscal year. The AIC plan does not provide for any minimum guaranteed payout amount. The determinations of the Board with respect to the AIC plan will be final, binding and conclusive on all parties.
4.Long-Term Incentive Compensation Plan. While you are an employee of the Company, you will be eligible to receive grants of restricted stock units, restricted stock awards, or other grants of Company equity. Such equity grants, if any, will be made in the sole discretion of the Board (or its compensation committee) and will be subject to the terms and conditions specified by the Board, the Company’s stock plan, the award agreement that you must execute as a condition of any grant and the Company’s insider trading policy. If required by applicable law with respect to transactions involving Company equity securities, you agree that you shall use your best efforts to comply with any duty that you may have to (i) timely report any such transactions and (ii) to refrain from engaging in certain transactions from time to time. The Company has no duty to register under (or otherwise obtain an exemption from) the Securities Act of 1933 (or applicable state securities laws) with respect to any Company equity securities that may be issued to you.
5.Cash Incentive Awards. In consideration of the grant of new and additional cash incentive awards contemporaneously with or after execution of this Agreement, you agree to waive, and hereby waive, any rights provided to you pursuant to Sections 7 and 8 of the Prior Agreement; provided however that the fiscal year 2017 product line awards approved by the Board and compensation committee in September 2016 shall remain outstanding on the terms approved. You agree and acknowledge that, upon the Effective Date of this Agreement, the cash incentive awards described on Attachment A to this Agreement, together with your participation in the Company’s AIC program as set forth in Section 3 above, constitute the Company’s only obligation to your with regard to cash incentive awards.
6.Reserved.
7.Expense Reimbursement; Financial Planning and Compliance. During your employment and while this Agreement is in effect, you will be reimbursed for all reasonable business expenses (including, but without limitation, travel expenses) upon the properly completed submission of requisite forms and receipts to the Company in accordance with the Company’s expense reimbursement policy. In addition, during your employment and while this Agreement is in effect, the Company will pay up to $20,000 annually to cover costs incurred by you for professional assistance with respect to personal financial and tax planning and compliance. In addition, the Company will pay for your spouse to accompany you on up to two business trips or events annually (with the value of such benefits to be treated as income to you).
8.Employee Benefit Programs. During your employment with the Company, and except as may be provided under an employee stock purchase plan, you will be eligible to participate, on the same terms as generally provided to senior executives, in all Company employee benefit plans and programs at the time or thereafter made available to Company senior executive officers including, without limitation, any savings or profit sharing plans, deferred compensation plans, equity incentive plans, group life insurance, accidental death and dismemberment insurance, hospitalization, surgical, major medical and dental coverage, vacation, sick leave (including salary continuation arrangements), long-term disability, holidays and other employee benefit programs sponsored by the Company. The Company may amend, modify or terminate these benefits at any time and for any reason. Any change in any employee benefit program or programs applicable to all covered employees shall not constitute a material breach of the terms of the Agreement or constitute Good Reason as defined below.
9.Termination of Employment. Unless the Company requests otherwise in writing, upon termination of your employment for any reason, you understand and agree that you shall be deemed to have also immediately resigned from all positions as an officer (and/or director, if applicable) with the Company (and its affiliates) as of your last day of employment (the “Termination Date”). Upon termination of your employment for any reason, you shall receive payment or benefits from the Company covering the following: (i) all unpaid salary and unpaid vacation accrued pursuant to the paid time off policy through the Termination Date, (ii) any payments/benefits to which you are entitled under the express terms of any applicable Company employee benefit plan, (iii) any unreimbursed valid business expenses for which you have submitted properly documented reimbursement requests, and (iv) your then outstanding equity compensation awards as governed by their applicable terms (collectively, (i) through (iv) are the “Accrued Pay”). You may also be eligible for other post-employment payments and benefits as provided in this Agreement. To the extent needed to comply with Internal Revenue Code (the “Code”) Section 409A, you must as a condition of payment have experienced a “separation from service” within the meaning of Code Section 409A with respect to certain payments to be made to you on or after your Termination Date.
(a)    At-Will Employment. Your employment with the Company is at-will and either you or the Company may terminate your employment at any time upon written notice to the other party (except that your employment shall automatically be terminated without notice upon your death) and for any reason (or no reason), with or without Cause or Good Reason (as each are defined below), in each case subject to the terms and provisions of this Agreement.
(b)    For Cause. For purposes of this Agreement, your employment may be terminated by the Company for “Cause” as a result of the occurrence of one or more of the following:
(i)    a charge, through indictment or criminal complaint, entry of pretrial diversion or sentencing agreement, or your conviction of, or a plea of guilty or nolo contendere to, a felony or other crime involving moral turpitude, dishonesty or fraud, or any other criminal arrest (for example D.U.I.) which the Company, in its discretion considers inappropriate or harmful to its interests;
(ii)    your refusal to perform in any material respect your duties and responsibilities for the Company or a Company affiliate or your failure to comply in any material respect with the terms of this Agreement and the Confidentiality Agreement and the policies and procedures of the Company or a Company affiliate;
(iii)    fraud or deceptive or illegal conduct in your performance of duties for the Company or a Company affiliate;
(iv)    your material breach of any material term of this Agreement; or
(v)    any conduct by you which materially injurious to the Company or a Company affiliate or materially injurious to the business reputation of the Company or a Company affiliate.
In the event your employment is terminated by the Company for Cause you will be entitled only to your Accrued Pay and you will be entitled to no other compensation from the Company.
(c)    Without Cause. The Company may terminate your employment without Cause at any time and for any reason with notice. If your employment is terminated without Cause and while this Agreement is in effect then, in addition to your Accrued Pay, you will be eligible to receive payments equal in the aggregate to six (6) months of your then Base Salary. The payments shall be paid to you in cash, in substantially equal monthly installments payable over the twelve (12) month period following your Termination Date, provided, however, the first payment (in an amount equal to two (2) months of such severance payments) shall be made on the sixtieth (60th) day following the Termination Date. As a condition to receiving (and continuing to receive) the payments provided in this Section 9(c) you must: (i) within not later than forty-five (45) days after your Termination Date, execute and deliver to the Company a Separation Agreement in a form prescribed by the Company and such Separation Agreement shall include without limitation a release of all claims against the Company and its affiliates along with a covenant not to sue and (ii) not revoke, and remain in full compliance with, such Separation Agreement.
(d)    Voluntary Termination. In the event you voluntarily terminate your employment with the Company, you will be entitled to receive only your Accrued Pay. You will be entitled to no other compensation from the Company.
(e)    Death or Disability. In the event your employment with the Company is terminated while this Agreement is in effect due to your Disability, death or presumed death, then you or your estate will be entitled to receive your Accrued Pay. For purposes of this Agreement, “Disability” is defined to occur when you are unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or which has lasted or can be expected to last for a continuous period of not less than twelve (12) months.
(f)    Resignation for Good Reason. You may resign your employment from the Company for “Good Reason” subject to the terms and conditions set forth below. Your resignation for Good Reason will only be effective if the Company has not cured or remedied the Good Reason event within thirty (30) days after its receipt of your written notice (such notice shall describe in detail the basis and underlying facts supporting your belief that a Good Reason event has occurred). Such notice of your intention to resign for Good Reason must be provided to the Company within forty-five (45) days following the initial existence of a Good Reason event. Failure to timely provide such written notice to the Company or failure to timely resign your employment for Good Reason means that you will be deemed to have consented to and waived the Good Reason event. If the Company does timely cure or remedy the Good Reason event, then you may either resign your employment without Good Reason or you may continue to remain employed subject to the terms of this Agreement. Termination for Good Reason shall consist of the following reasons:
(i)    You have incurred a material diminution in your responsibilities, duties or authority;
(ii)    You have incurred a material diminution in your Base Salary; or
(iii)    The Company has materially breached a material term of this Agreement.
The foregoing Good Reason provisions in this Section 9(f) are intended to (and shall be interpreted to) comply with the Good Reason safe harbor afforded by Treasury Regulation Section 1.409A-1(n)(2)(ii).
If you resign your employment for Good Reason, then in addition to your Accrued Pay, you will be eligible to receive payments equal in the aggregate to six (6) months of your then Base Salary. The payments shall be paid to you in cash, in substantially equal monthly installments payable over the twelve (12) month period following your Termination Date, provided, however, the first payment (in an amount equal to two (2) months of such severance payments) shall be made on the sixtieth (60th) day following the Termination Date. As a condition to receiving (and continuing to receive) the payments provided in this Section 9(f) you must: (1) within not later than forty-five (45) days after your Termination Date, execute and deliver to the Company a Separation Agreement in a form prescribed by the Company and such Separation Agreement shall include without limitation a release of all claims against the Company and its affiliates along with a covenant not to sue and (2) not revoke, and remain in full compliance with, such Separation Agreement.
(g)    Termination Within Twelve (12) Months after a Change in Control. The provisions of this Section 9(g) set forth certain terms of an agreement reached between you and the Company regarding your rights and obligations upon the occurrence of a Change in Control of the Company while this Agreement is in effect. These provisions are intended to assure and encourage in advance your continued attention and dedication to your assigned duties and your objectivity during the pendency and after the occurrence of any such event. Except if a termination of your employment by the Company without Cause or a Good Reason event has occurred during the twelve (12) month period after a Change in Control, these provisions shall terminate and be of no further force or effect beginning on the first anniversary of the occurrence of a Change in Control. As a condition to receiving (and continuing to receive) any of the payments and benefits provided in this Section 9(g) you must: (i) within not later than forty-five (45) days after your Termination Date, execute and deliver to the Company a Separation Agreement in a form prescribed by the Company and such Separation Agreement shall include without limitation a release of all claims against the Company and its affiliates along with a covenant not to sue and (ii) not revoke, and remain in full compliance with, such Separation Agreement. For avoidance of doubt, the severance payments and benefits in this Section 9(g) are not intended to be cumulative with the severance benefits provided in Sections 9(c) or 9(f), and you are not entitled to collect severance benefits under both this Section 9(g) and Sections 9(c) or 9(f).
(i)    “Change in Control” shall mean the occurrence of any one or more of the following: (A) any merger, consolidation or business combination in which the shareholders of the Company immediately prior to the merger, consolidation or business combination do not own at least a majority of the outstanding equity interests of the surviving parent entity, (B) the sale or other disposition of all or substantially all of the Company’s assets, (C) the acquisition of beneficial ownership or control of (including, without limitation, power to vote) a majority of the outstanding shares of the Company’s capital stock by any person or entity (including a “group” as defined by or under Section 13(d)(3) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)), (D) the dissolution or liquidation of the Company, (E) a contested election of directors, as a result of which or in connection with which the persons who were directors of the Company before such election or their nominees cease to constitute a majority of the Board, or (F) any other event specified by the Board.
(ii)    If within twelve (12) months after a Change in Control, your employment is terminated by the Company without Cause, then in addition to your Accrued Pay, you will be eligible to receive payments equal in the aggregate to twelve (12) months of your then Base Salary. The payments shall be paid to you in cash, in substantially equal monthly installments payable over the twelve (12) month period following your Termination Date, provided, however, the first payment (in an amount equal to two (2) months of Base Salary) shall be made on the sixtieth (60th) day following the Termination Date.
(iii)    If within twelve (12) months after a Change in Control, a Good Reason event has occurred and you resign your employment for Good Reason, then in addition to your Accrued Pay, you will be eligible to receive payments equal in the aggregate to twelve (12) months of your then Base Salary. The payments shall be paid to you in cash, in substantially equal monthly installments payable over the twelve (12) month period following your Termination Date, provided, however, the first payment (in an amount equal to two (2) months of Base Salary) shall be made on the sixtieth (60th) day following the Termination Date.
(iv)    Unless otherwise provided in the applicable award agreement, if, within twelve (12) months after a Change in Control, either (A) your employment is terminated by the Company without Cause, or (B) a Good Reason event has occurred and you resign your employment for Good Reason, all restricted stock awards and other equity-based awards granted to you by the Company shall be entitled to receive full service-based vesting credit and deemed attainment at target of all performance-based vesting milestones as of the date of the Change in Control, and the performance period with respect to all performance-based RSUs shall be deemed to have ended as of the date of the Change in Control, and the performance over such shortened performance period shall be measured as of that date, and you shall be entitled to any other rights and benefits with respect to stock-related awards, to the extent and upon the terms provided in the equity incentive plan or any agreement or other instrument attendant thereto pursuant to which such awards were granted. Notwithstanding the foregoing, in the event acceleration of the settlement or distribution date of an award would result in additional taxes and penalties under Code Section 409A, then the vesting of such award shall accelerate but settlement or distribution of award shares (or cash, if applicable) shall occur on the date(s) specified in the agreement governing the award.
10.Limitation on Golden Parachute Payments. Notwithstanding any other provision of this Agreement or any such other agreement or plan, if any portion of the Total Payments (as defined below) would constitute an Excess Parachute Payment (as defined below) and therefore would be nondeductible to the Company by reason of the operation of Code Section 280G relating to golden parachute payments and/or would be subject to the golden parachute excise tax (“Excise Tax”) by reason of Code Section 4999, then the full amount of the Total Payments shall not be provided to you and you shall instead receive the Reduced Total Payments (as defined below).
If the Total Payments must be reduced to the Reduced Total Payments, the reduction shall occur in the following order: (1) reduction of cash payments for which the full amount is treated as a Parachute Payment; (2) cancellation of accelerated vesting (or, if necessary, payment) of cash awards for which the full amount is not treated as a parachute payment; (3) cancellation of any accelerated vesting of equity awards; and (4) reduction of any continued employee benefits. In selecting the equity awards (if any) for which vesting will be reduced under clause (3) of the preceding sentence, awards shall be selected in a manner that maximizes the after-tax aggregate amount of Reduced Total Payments provided to you, provided that if (and only if) necessary in order to avoid the imposition of an additional tax under Code Section 409A, awards instead shall be selected in the reverse order of the date of grant.
For the avoidance of doubt, for purposes of measuring an equity compensation award’s value to you when performing the determinations under the preceding paragraph, such award’s value shall equal the then aggregate fair market value of the vested shares underlying the award less any aggregate exercise price less applicable taxes. Also, if two or more equity awards are granted on the same date, each award will be reduced on a pro-rata basis. In no event shall (i) you have any discretion with respect to the ordering of payment reductions or (ii) the Company be required to gross up any payment or benefit to you to avoid the effects of the Excise Tax or to pay any regular or excise taxes arising from the application of the Excise Tax.
All mathematical determinations and all determinations of whether any of the Total Payments are Parachute Payments that are required to be made under this Section 10 shall be made by a nationally recognized independent audit firm selected by the Company (the “Accountants”), who shall provide their determination, together with detailed supporting calculations regarding the amount of any relevant matters, both to the Company and to you. Such determination shall be made by the Accountants using reasonable good faith interpretations of the Code. The Company shall pay the fees and costs of the Accountants which are incurred in connection with this Section 10.
“Excess Parachute Payment” has the same meaning provided to such term by Treasury Regulation Section 1.280G-1 Q/A-3.
“Parachute Payment” has the same meaning provided to such term by Treasury Regulation Section 1.280G-1 Q/A-2.
“Reduced Total Payments” means the lesser portion of the Total Payments that may be provided to you instead of the Total Payments. The Reduced Total Payments shall be the maximum amount from the Total Payments that can be provided to you without incurring Excess Parachute Payments.
“Total Payments” means collectively the benefits or payments provided by the Company (or by any person who acquires ownership or effective control of the Company or ownership of a substantial portion of the Company’s assets within the meaning of Code Section 280G and the regulations thereunder) to or for the benefit of you under this Agreement or any other agreement or plan.
11.Proprietary Information and Inventions Agreement; Confidentiality. You will be required, as a condition of your employment with the Company, to timely execute and comply with the Company’s form of proprietary information and inventions agreement as may be amended from time to time by the Company (“Confidentiality Agreement”).
12.Corporate Policies. In addition to the Company’s insider trading policy (referenced above in Section 4), you are subject to other Company policies, as in effect from time to time, including without limitation:
(a)    During your employment, you will be subject to the Company’s executive equity ownership policy, which currently requires the Company’s Chief Executive Officer to own a minimum number of shares of the Company’s common stock having a value equal to six times such officer’s annual base salary, subject to a buy-in period of five years; and
(b)    The Company intends to adopt a clawback policy, as and when required by applicable law and/or stock exchange listing standards, governing the Company’s obligation to recoup from you incentive compensation paid or provided to you by the Company under specified events and circumstances including upon a restatement of Company financial statements. The Company anticipates that this policy will apply to you while you continue to serve as PCEO and for some period following termination of your position as an executive officer of the Company. You acknowledge that it is a condition of your position as PCEO that you be subject to the Company’s clawback policy as in effect from time to time.
13.Assignability; Binding Nature. Commencing on the Effective Date, this Agreement will be binding upon you and the Company and your respective successors, heirs, and assigns. This Agreement may not be assigned by you except that your rights to compensation and benefits hereunder, subject to the limitations of this Agreement, may be transferred by will or operation of law. No rights or obligations of the Company under this Agreement may be assigned or transferred except in the event of a merger or consolidation in which the Company is not the continuing entity, or the sale or liquidation of all or substantially all of the assets of the Company provided that the assignee or transferee is the successor to all or substantially all of the assets of the Company and assumes the Company’s obligations under this Agreement contractually or as a matter of law. The Company will require any such purchaser, successor or assignee to expressly assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform if no such purchase, succession or assignment had taken place. Your rights and obligations under this Agreement shall not be transferable by you by assignment or otherwise provided, however, that if you die, all amounts then payable to you hereunder shall be paid in accordance with the terms of this Agreement to your devisee, legatee or other designee or, if there be no such designee, to your estate.
14.Governing Law; Arbitration. To the extent not preempted by federal law, this Agreement will be deemed a contract made under, and for all purposes shall be construed in accordance with, the laws of Utah. Any controversy or claim relating to this Agreement or any breach thereof, and any claims you may have arising from or relating to your employment with the Company, will be settled solely and finally by arbitration in Salt Lake City, Utah before a single arbitrator and judgment upon such award rendered by the arbitrator may be entered in any court having jurisdiction thereof, provided that this Section 14 shall not be construed to eliminate or reduce any right the Company or you may otherwise have to obtain a temporary restraining order or a preliminary or permanent injunction to enforce any of the covenants contained in this Agreement before the matter can be heard in arbitration.
15.Taxes. The Company shall have the right to withhold and deduct from any payment hereunder any federal, state or local taxes of any kind required by law to be withheld with respect to any such payment. The Company shall not be liable to you or other persons as to any unexpected or adverse tax consequence realized by you and you shall be solely responsible for the timely payment of all taxes arising from this Agreement that are imposed on you. This Agreement is intended to comply with the applicable requirements of Code Section 409A and shall be limited, construed and interpreted in a manner so as to comply therewith. Each payment made pursuant to any provision of this Agreement shall be considered a separate payment and not one of a series of payments for purposes of Code Section 409A. While it is intended that all payments and benefits provided under this Agreement to you will be exempt from or comply with Code Section 409A, the Company makes no representation or covenant to ensure that the payments under this Agreement are exempt from or compliant with Code Section 409A. The Company will have no liability to you or any other party if a payment or benefit under this Agreement is challenged by any taxing authority or is ultimately determined not to be exempt or compliant. In addition, if upon your Termination Date, you are then a “specified employee” (as defined in Code Section 409A), then solely to the extent necessary to comply with Code Section 409A and avoid the imposition of taxes under Code Section 409A, the Company shall defer payment of “nonqualified deferred compensation” subject to Code Section 409A payable as a result of and within six (6) months following your Termination Date until the earlier of (i) the first business day of the seventh (7th) month following your Termination Date or (ii) ten (10) days after the Company receives written confirmation of your death. Any such delayed payments shall be made without interest. Additionally, the reimbursement of expenses or in-kind benefits provided pursuant to this Agreement shall be subject to the following conditions: (1) the expenses eligible for reimbursement or in-kind benefits in one taxable year shall not affect the expenses eligible for reimbursement or in-kind benefits in any other taxable year; (2) the reimbursement of eligible expenses or in-kind benefits shall be made promptly, subject to the Company’s applicable policies, but in no event later than the end of the year after the year in which such expense was incurred; and (3) the right to reimbursement or in-kind benefits shall not be subject to liquidation or exchange for another benefit.
16.Entire Agreement. Except as otherwise specifically provided in this Agreement, this Agreement (and the agreements referenced herein) contains all the legally binding understandings and agreements between you and the Company pertaining to the subject matter of this Agreement and supersedes all such agreements, whether oral or in writing, previously discussed or entered into between the parties including without limitation the Prior Agreement and any term sheets regarding the terms and conditions of your continued employment with the Company. For clarity, your existing Confidentiality Agreement (and/or any similar agreements) and awards granted to you under the Company’s 2010 Long-Term Incentive Plan shall remain in effect in accordance with their respective terms. As a material condition of this Agreement, you represent that by entering into this Agreement or by continuing as a Company employee you are not violating the terms of any other contract or agreement or other legal obligations that would prohibit you from performing your duties for the Company. You further agree and represent that in providing your services to the Company you will not utilize or disclose any other entity’s trade secrets or confidential information or proprietary information. You represent that you are not resigning employment or relocating any residence in reliance on any promise or representation by the Company regarding the kind, character, or existence of such work, or the length of time such work will last, or the compensation therefor.
17.Non-Solicitation.
(a)    Non-Solicitation of Employees, Independent Distributors and Other Consultants. In consideration of this Agreement, during your employment and for a period of two years after your employment terminates, you will not directly or indirectly, solicit, influence, encourage, entice, or induce, or attempt to solicit, influence, encourage, entice, or induce, any employee, independent distributor or other consultant of the Company to:
(i)    quit their employment with the Company;
(ii)    enroll for or into another direct selling / network marketing / multi-level marketing (collectively “MLM”) company or opportunity. This includes, but is not limited to, presenting or assisting in the presentation of another MLM company or opportunity;
(iii)    associate with another MLM company or opportunity;
(iv)    become a distributor with another MLM company or opportunity; or
(v)    cease rendering services to the Company;
The above apply regardless of who initiates such contact between you and regardless of whether the employee, independent distributor or other consultant actually leaves employment or ceases rendering services to the Company, unless you are specifically authorized to do so by the Company.
(b)    Non-Solicitation of Customers. In consideration of this Agreement and to the extent permitted under applicable law, and in order to protect the Confidential Information and preserve the Company’s relationships with its prospects and customers, you agree that for a period of two (2) years after your employment with the Company ends for any reason, you will not directly or indirectly, solicit business, divert business, or accept business, or attempt to solicit business, divert business or accept business, related to nutritional supplements or any other product or service of the Company, from any person or entity that was a prospect or customer of the Company at the time of your termination regardless of who initiates such contact between you and regardless of whether the prospect or customer actually ceases doing business with the Company.
(c)    Non-Competition. In consideration of this Agreement, you shall not, during your employment and for a period of one (1) year after your employment with the Company ends for any reason, engage in, advise or consult with, or accept employment with any company, business or any entity, or contribute your knowledge to any work or activity, that: (a) involves an MLM company or opportunity, (b) involves a product, process, provision of services or distribution channel (MLM) as offered by, similar to, or competitive with the Company, or (c) consists of the development and/or sales of nutritional supplements, or any other product or service provided or offered by the Company. You recognize that the Company’s business reaches throughout the United States and in many countries throughout the world, and that Company provides business, services, and products throughout the world. You also recognize that your position with the Company necessarily provides you with business related relationships, confidential information, and goodwill throughout the United States and the world as it relates to the Company’s business and that your work for the Company is conducted throughout the world. As a result, the geographic scope of the foregoing non-competition covenant means anywhere within the United States and anywhere throughout the world where the Company operated, provided services or products, or had business relationships at the time your employment with the Company ends for any reason. Following expiration of said one-year period, you shall continue to be obligated under the confidentiality provisions of this Agreement and of your Confidentiality Agreement not to disclose and/or use confidential information or trade secrets so long as it shall remain proprietary or protectable as confidential or trade secret information. You acknowledge that this restraint is reasonable as to time and geographic limits and is necessary to protect the Company’s confidential information, and that it will not unduly restrict your ability to secure suitable employment after leaving the Company.
(d)    Modification By Court. If any court or arbitrator determines that any post-employment restrictive covenant is unreasonable in any respect, you agree that the Court shall modify any term found to be unreasonable and shall revise such term to be enforceable to the broadest extent permitted by law and consistent with the intent of this Agreement.
(e)    Extension of Non-Compete. For any period of time in which you are found to be in violation of any of the above non-compete or non-solicitation agreements, that period of time shall be added on to the length of the restriction or period of protection for the Company.
(f)    Notice to Subsequent Employers. You agree that the Company may provide notice of your obligations under any provision of this Agreement to any company or future employer of yours should the Company consider it necessary for the enforcement of those obligations.
(g)    Relief from Further Payments. You agree that if you violate, breach or challenge the validity of any of the provisions of this Section 17, the Company may immediately cease any further payments that may be forthcoming under the provisions of this Agreement, and the Company shall be immediately relieved from any further payment obligations whatsoever under this Agreement. This remedy is in addition to any other rights or damages that the Company may seek related to such breach.
(h)    Acknowledgments. You acknowledge that the restrictive covenants in this Section 17 are reasonable and necessary to protect the legitimate interests of the Company, that the duration and geographic scope of the restrictive covenants are reasonable given the nature of this Agreement and the position PCEO holds within the Company, that the restrictive covenants do not prohibit you from finding employment, and that the Company would not enter into this Agreement or otherwise employ or continue to employ you as the PCEO unless you agree to be bound by the restrictive covenants set forth in this Section 17.
(i)    Remedies. You acknowledge that any breach, willfully or otherwise, of the restrictive covenants will cause continuing and irreparable injury to the Company for which monetary damages would not be an adequate remedy. In the event of any such breach or threatened breach by you of any of the restrictive covenants, the Company shall be entitled to injunctive or other similar equitable relief in any court, without any requirement that a bond or other security be posted, and this Agreement shall not in any way limit remedies of law or in equity otherwise available to the Company.
18.Covenants.
(a)    As a condition of this Agreement and to your receipt of any post-employment benefits, you agree that you will fully and timely comply with all of the covenants set forth in this subsection (which shall survive your termination of employment and termination or expiration of this Agreement):
(i)    You will fully comply with all obligations under the Confidentiality Agreement and further agree that the provisions of the Confidentiality Agreement shall survive any termination or expiration of this Agreement or termination of your employment or any subsequent service relationship with the Company;
(ii)    Within five (5) days of the Termination Date, you shall return to the Company all Company confidential information including, but not limited to, intellectual property, etc., and you shall not retain any copies, facsimiles or summaries of any Company proprietary information;
(iii)    You will not at any time make (or direct anyone to make) any disparaging statements (oral or written) about the Company, or any of its affiliated entities, officers, directors, employees, stockholders, representatives or agents, or any of the Company’s products or services or work-in-progress, that are harmful to their businesses, business reputations or personal reputations;
(iv)    You agree that during the period of your employment with the Company and thereafter, you will not utilize or disclose any trade secrets of the Company in order to solicit, either on behalf of yourself or any other person or entity, the business of any client or customer of the Company, whether past, present or prospective. The Company considers the following, without limitation, to be its trade secrets: Financial information, administrative and business records, analysis, studies, governmental licenses, employee records (including but not limited to counts and goals), prices, discounts, financials, electronic and written files of Company policies, procedures, training, and forms, independent distributor compensation plans and information, written or electronic work product that was authored, developed, edited, reviewed or received from or on behalf of the Company during period of employment, Company developed technology, software, computer programs or mobile applications, process manuals, products, business and marketing plans and/or projections, Company sales and marketing data, Company technical information, Company strategic plans, Company financials, vendor affiliations, proprietary information, technical data, trade secrets, know-how, copyrights, patents, trademarks, intellectual property, and all documentation related to or including any of the foregoing; and
(v)    You agree that, upon the Company’s request and without any payment therefore, you shall reasonably cooperate with the Company (and be available as necessary) after the Termination Date in connection with any matters involving events that occurred during your period of employment with the Company.
(b)    You also agree that you will fully and timely comply with all of the covenants set forth in this subsection (which shall survive your termination of employment and termination or expiration of this Agreement):
(i)    You will fully pay off any outstanding amounts owed to the Company no later than their applicable due date or within thirty (30) days of your Termination Date (if no other due date has been previously established);
(ii)    Within five (5) days of the Termination Date, you shall return to the Company all Company property including, but not limited to, computers, cell phones, pagers, keys, business cards, etc.;
(iii)    Within thirty (30) days of the Termination Date, you will submit any outstanding expense reports to the Company on or prior to the Termination Date; and
(iv)    As of the Termination Date, you will no longer represent that you are an officer, director or employee of the Company and you will immediately discontinue using your Company mailing address, telephone, facsimile machines, voice mail and e-mail.
(c)    You agree that you will strictly adhere to and obey all Company rules, policies, procedures, regulations and guidelines, including but not limited to those contained in the Company’s employee handbook, as well any others that the Company may establish including without limitation any policy the Company adopts on the recoupment of compensation.
19.Offset. Any severance or other payments or benefits made to you under this Agreement may be reduced, in the Company’s discretion, by any amounts you owe to the Company provided that any such offsets do not violate Code Section 409A.
20.Notice. Any notice that the Company is required to or may desire to give you shall be given by personal delivery, recognized overnight courier service, email, telecopy or registered or certified mail, return receipt requested, addressed to you at your address of record with the Company, or at such other place as you may from time to time designate in writing. Any notice that you are required or may desire to give to the Company hereunder shall be given by personal delivery, recognized overnight courier service, email, telecopy or by registered or certified mail, return receipt requested, addressed to the Company’s Senior Vice President of Human Resources at its principal office, or at such other office as the Company may from time to time designate in writing. The date of actual delivery of any notice under this Section 20 shall be deemed to be the date of delivery thereof.
21.Waiver; Severability. No provision of this Agreement may be amended or waived unless such amendment or waiver is agreed to by you and the Company in writing and such amendment or waiver expressly references this Section 21. No waiver by you or the Company of the breach of any condition or provision of this Agreement will be deemed a waiver of a similar or dissimilar provision or condition at the same or any prior or subsequent time. Except as expressly provided herein to the contrary, failure or delay on the part of either party hereto to enforce any right, power, or privilege hereunder will not be deemed to constitute a waiver thereof. In the event any portion of this Agreement is determined to be invalid or unenforceable for any reason, the remaining portions shall be unaffected thereby and will remain in full force and effect to the fullest extent permitted by law.
22.Voluntary Agreement. You acknowledge that you have been advised to review this Agreement with your own legal counsel and other advisors of your choosing and that prior to entering into this Agreement, you have had the opportunity to review this Agreement with your attorney and other advisors and have not asked (or relied upon) the Company or its counsel to represent you or your counsel in this matter. You further represent that you have carefully read and understand the scope and effect of the provisions of this Agreement and that you are fully aware of the legal and binding effect of this Agreement. This Agreement is executed voluntarily by you and without any duress or undue influence on the part or behalf of the Company.
23.Key-Man Insurance. The Company shall have the right to insure your life for the sole benefit of the Company, in such amounts, and with such terms, as it may determine. All premiums payable thereon shall be the obligation of the Company. You shall have no interest in any such policy, but you agree to cooperate with the Company in taking out such insurance by submitting to physical examinations, supplying all information required by the insurance company, and executing all necessary documents, provided that no financial obligation is imposed on you by any such documents.

ACKNOWLEDGED AND AGREED:
This 6th day of December, 2016.                This 6th day of December, 2016.
LIFEVANTAGE CORPORATION

By: George Metzger        Darren Jensen
Title: Chairman of the Compensation
Committee of the Board of Directors

Signature Page to Amended and Restated Employment Agreement

ATTACHMENT A
To Amended and Restated Employment Agreement
CEO Cash Incentive Award Program
Effective December 6, 2016
The following describes your revenue-based cash incentive award program:

a.	Annual Cash Incentives for Growth in Specific Product Line Revenue.
For fiscal year 2018 and each fiscal year thereafter ending at the end of the fiscal year during which the Company first achieves annual revenue of at least $500 million (such period, the “Incentive Period”) and provided you continue to serve as the Company’s PCEO as of the last day of each applicable fiscal year during the Incentive Period, you will be eligible to earn annual cash incentive bonuses (each, a “Product Line Incentive Award,” with a Product Line Incentive Award for a particular fiscal year referred to as the “[Year] [Name of Product Line] Incentive Award”). Each of these Product Line Incentive Awards will relate to the year-over-year (or, if applicable, period-over-period) increase in net revenue for from sales of certain Company product lines as described below. Each of these annual Product Line Incentive Awards shall be a separate “Cash Award” granted under the terms and conditions of a stockholder-approved Company compensation plan intended to qualify awards thereunder as “performance-based” under Section 162(m) of the Internal Revenue Code of 1986, as amended) (such plan, the “Long-Term Incentive Plan”). As such, you acknowledge and agree that the aggregate value of the Product Line Incentive Awards, together with any other cash-based incentive award for the applicable fiscal year that are intended to qualify as “performance-based compensation” under Code Section 162(m), shall be subject to the annual maximum aggregate value limitation set forth in the Long-Term Incentive Plan; provided however that the Board (or its Compensation Committee) may, in its sole discretion, determine at the time of grant that any particular Product Line Incentive Award for any particular fiscal year or performance period need not so qualify and as such need not be subject to such annual limitation. A fiscal year or portion of a fiscal year on which net revenue is measured with respect to a Product Line Incentive Award is referred to as the “Performance Period” with respect to that award. Except as otherwise stated herein, on an annual basis during the Incentive Period, you will be eligible to receive the following awards:
(a)    Protandim Product Line Incentive Award. An annual incentive payment for incremental annual revenue from sales of the Protandim product line, which includes the Protandim NRF1 synergizer and the Protandim Nrf2 synergizer (together, the “Protandim Product Line”) over prior fiscal year revenue for such products in an amount equal to 3% of the positive difference between total net revenue from sales of the Protandim Product Line for the most recently completed fiscal year and Baseline Revenue (as defined below);
(b)    TrueScience Product Line Incentive Award. An annual incentive payment for incremental annual revenue from sales of TrueScience skin care regimen products, which include TrueScience Ultra Gentle Facial Cleanser, TrueScience Perfecting Lotion, TrueScience Eye Corrector Serum, TrueScience Angi-Aging Cream and TrueScience Micro Lift Serum (collectively, the “TrueScience Product Line”) over prior fiscal year revenue for such products in an amount equal to 2% of the positive difference between total net revenue from sales of the TrueScience Product Line for the most recently completed fiscal year and Baseline Revenue; and
(c)    PhysIQ Product Line Incentive Award. An annual incentive payment for incremental annual revenue from sales of PhysIQ Smart Weight Management System products, which include PhysIQ Cleanse, PhysIQ Probio, PhysIQ Fat Burn and PhysIQ Protein (collectively, the “PhysIQ Product Line”) over prior fiscal year revenue for such products in an amount equal to 2% of the positive difference between total net revenue from sales of the PhysIQ Product Line for the most recently completed fiscal year and Baseline Revenue.
With respect to each of the Product Line Incentive Awards, net revenue derived from sales of the applicable product line for the fiscal year ended June 30, 2017 is the initial “Baseline Revenue,” in each case, as applicable. Baseline Revenue shall be re-set on an annual basis to an amount equal to the annual (or other applicable period) net revenue from sales of each of the respective product lines for each subsequent fiscal year. If the Company’s overall gross profit margin for a completed fiscal year falls below the overall gross profit margin for the prior fiscal year, then the annual incentive payments described above relating to such fiscal year (or a Performance Period within a fiscal year) shall be reduced by twenty-five percent (25%) for each ten percent (10%) reduction in overall gross profit margin (with straight line interpolation applied to any decline in overall gross margin of other than ten percent (10%)).
If net revenue from a product line declines to zero during a fiscal year (whether due to the Company’s ceasing to sell the product line or for other reasons), then the applicable Performance Period shall be the portion of that fiscal year in which the net revenue related to that product line was positive and the applicable Baseline Revenue for that award shall be the net revenue during the corresponding portion of the Company’s prior fiscal year. If during the Incentive Period net revenue from a product line ceases, then the Company’s obligations with respect to that Product Line Incentive Award shall terminate as of the first day of the following fiscal year; provided that the Company will remain obligated to pay the amount due to you with respect to the Product Line Incentive Award for the final applicable Performance Period.

1.
Cash Incentives for Growth in Overall Revenue. Beginning with fiscal year 2018 and during the remainder of the Incentive Period during which you continue to serve as the Company’s PCEO, you will be eligible to earn up to the following cash bonus amounts if the specified net revenue goal is achieved: (a) a one-time cash bonus of $300,000 when annual net revenue for the Company exceeds $300 million; (b) a one-time cash bonus of $400,000 when annual net revenue for the Company exceeds $400 million; and (c) a one-time cash bonus of $500,000 when annual net revenue for the Company exceeds $500 million (each of $300 million, $400 million and $500 million, a “Revenue Milestone” and the three awards specified above each referred to as an “Overall Revenue Award”)). Any payment earned under clauses (a), (b) or (c) above shall be paid within 60 days of certification of the applicable Revenue Milestone achievement by the Board or its Compensation Committee, provided you are employed as PCEO on the payment date. If two (or more) annual Revenue Milestones are first achieved during a single fiscal year, you will be paid the sum of the bonus amounts that relate to each Revenue Milestone achieved during such year. Once the performance objective of a particular Overall Revenue Award is achieved and you receive payment of the bonus related to that award, that particular award terminates. You acknowledge and agree that the aggregate value of the Overall Revenue Awards, together with any other cash-based incentive awards granted during fiscal year 2018 that are intended to qualify as “performance-based compensation” under Code Section 162(m) (including any 2018 Product Line Incentive Award), shall be subject to the annual maximum aggregate value limitation set forth in the Long-Term Incentive Plan.

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